AMENDMENT TO PARTICIPATION AGREEMENT
among
Transamerica Life Insurance Company, DFA Investment Dimensions Group Inc., Dimensional Fund Advisors LP and DFA Securities LLC
This amendment of the Participation Agreement dated as of January, 2005 is entered into as of this 20th day of July, 2015, among Transamerica Life Insurance Company, DFA Investment Dimensions Group Inc., Dimensional Fund Advisors LP (f/k/a Dimensional Fund Advisors Inc.) and DFA Securities LLC (f/k/a DFA Securities Inc.).
WHEREAS, the Fund has established a new Portfolio, the VIT Inflation-Protected Securities Portfolio, and
WHEREAS, the Company desires to make shares of such Portfolio available for purchase by its Accounts;
WHEREAS, the Parties desire to amend the Agreement as set forth herein.
NOW THEREFORE, the Parties, intending to be legally bound hereby, agree as follows:
1.  The following sentence is added to Section 1.1 as follows:
The Company agrees that shares of the VIT Inflation-Protected Securities Portfolio will only be available for purchase by variable life insurance contract accounts.
2.  Sections 1.1(a), 1.1(b) and 1.1(c) shall be amended and restated as follows:
1.1(a)	Transmission of Instructions For each Portfolio and for each account maintained by the Company with such Portfolio, the Company shall transmit to National Securities Clearing Corporation ("NSCC") (which shall forward the information to the transfer agent of the Fund), no more than ten (10) aggregate purchase orders as follows:
(i)	five (5) purchase orders for the Accounts expressed in dollars (sent via NSCC's DCC&S System); and
(ii)	five (5) purchase orders for the Accounts expressed in shares (sent via NSCC's DCC&S System); and
no more than ten (10) aggregate redemption orders as follows:
(i)	five (5) redemption orders for the Accounts expressed in dollars (sent via NSCC's DCC&S System); and
(ii)	five (5) redemption orders for the Accounts expressed in shares (sent via NSCC's DCC&S System);
each of which reflects the aggregated effect of all purchases and all redemptions of shares of the Portfolios in such categories, based upon instructions from each Account (collectively, "Instructions") received prior to the Close of Trading on a given Business Day (the "Trade Date").  "Close of Trading" shall mean 4:00 p.m. Eastern Time on a Business Day or at such other time as the NAV of a Portfolio is calculated, as disclosed in the then current prospectus(es) of the Portfolios.  "Business Day" shall mean, unless otherwise noted in this Agreement, any day on which the New York Stock Exchange (the "NYSE") is open for trading and on which a Portfolio calculates its NAV pursuant to the rules of the Securities and Exchange Commission (the "SEC").  "Business Day," for the purposes of Subsections 1.1(b)-(c) of this Agreement, shall also include any day on which the NSCC's DCC&S System is open to transmit and settle orders, even if the NYSE is closed for trading on such day.
On any given Business Day, the Company shall accept Instructions in proper form from an Account up to the Close of Trading, but in no event shall the Company accept Instructions that have been received by the Company or its designee after the Close of Trading on such Business Day.  Instructions received in proper form by the Company after the Close of Trading on any Business Day shall be treated as if accepted on the next following Business Day.  The Fund hereby appoints the Company as a designee of the Fund for the limited purpose of receipt of purchase and redemption orders on behalf of the Accounts for shares of the Portfolios listed on Schedule 1.1 and receipt by the Company as designee shall constitute receipt by the Fund; provided that the Fund receives notice of such order  by the transmission deadlines described in Section 1.1(b) below.  Each transmission of Instructions by the Company will constitute a representation that all purchase and redemption orders from the Accounts were received by the Company prior to 4:00 p.m. Eastern Time or the close of the NYSE, whichever is earlier, on the Business Day on which the purchase or redemption orders are transmitted, in accordance with Rule 22c‑1 under the Investment Company Act of 1940, as amended (the "1940 Act").
1.1(b)	Transmission Deadlines for the Accounts The transmission of orders for the Accounts will be accepted by the Fund or its transfer agent only if provided through NSCC's DCC&S System in the file delivered to the Fund or its transfer agent prior to 6:30 a.m. Eastern Time (currently NSCC Cycle 8) on the next Business Day following the Trade Date. Any information delivered to the Fund after such 6:30 a.m. Eastern Time file is received will be rejected by the Fund or its transfer agent, subject to the Fund's sole discretion to accept any trade.
In the event that NSCC systems are not functioning on a given Business Day, the Company may transmit Instructions to the Fund, its transfer agent or as otherwise directed by the Fund or the Adviser via facsimile or other electronic transmission approved by the Fund by 8:00 a.m. Eastern Time on the next Business Day following the Trade Date; provided however, that the Company will notify the Fund and the Adviser prior to transmitting Instructions via facsimile or Fund approved electronic transmission.  However, this paragraph will not be applicable to Instructions which have already been entered via NSCC but not received by the Fund or its transfer agent.  The Company must notify the Fund of the existence of any such Instructions, and the Fund and its transfer agent will use commercially reasonable efforts to process those Instructions in a mutually satisfactory manner.  Notwithstanding the foregoing, on a limited basis, the Company may transmit Instructions until 9:00 a.m. Eastern Time via NSCC Cycles 9 through 12 on the next Business Day following the Trade Date for corrections to Instructions already submitted for contingency purposes.
1.1(c)	Settlement Aggregated purchase and net redemption transactions shall be settled in accordance with NSCC rules and procedures.
In the event that NSCC systems are not functioning on a given Business Day, then (1) for net purchase Instructions, the Company shall wire payment, or arrange for payment to be wired by the Company's designated bank, in immediately available funds, to the Portfolio's custodial account at the Fund's custodian; and (2) for net redemption Instructions, the Fund or its transfer agent shall wire payment, or arrange for payment to be wired, in immediately available funds, to an account designated by the Company in writing.  Wires from the Company must be received no later than the close of the Federal Reserve Wire Transfer System on the next day on which the Federal Reserve Wire Transfer System is open.
In the event that the total redemption order for any one Business Day shall exceed dollar limits set for a Portfolio by the Fund, such Portfolio shall have the option of (i) settling the redemption on the second Business Day following trade date through the NSCC's money settlement process; (ii) settling the redemption outside of Fund/SERV, if necessary, as determined in the sole discretion of the Adviser, at any time within seven (7) days after receipt of the redemption order, in accordance with relevant provisions of the 1940 Act; or (iii) making redemptions in any other manner provided for in the Portfolio's then current prospectus(es) or statement(s) of additional information.
Nothing herein shall prevent the Fund, on behalf of a Portfolio, from delaying or suspending the right of purchase or redemption of shares of a Portfolio in accordance with the provisions of the 1940 Act and the rules thereunder.  The Fund will have no responsibility for the proper disbursement or crediting of redemption proceeds, and the Company will be solely responsible for such actions.
3.  The following paragraph is added to Section 3.4 as follows:
The Company further represents and warrants that each Account or subaccount that acquires shares of the VIT Inflation-Protected Securities Portfolio is a segregated asset account solely with respect to Contracts that are variable life insurance contracts within the meaning of Treas. Reg. Section 1.817-5(b)(3)(i), and that the Company will maintain the treatment of all such Contracts as life insurance contracts under Section 7702(a) of the Code, and that the Company will notify the Adviser and the Fund promptly upon having a reasonable basis for believing that one more such Contracts have ceased to be so treated or that the Contracts might not be so treated in the future.
4.  The following sentence is added to Section 3.11 as follows:

The Parties acknowledge that the VIT Inflation-Protected Securities Portfolio will rely on the alternative diversification test for variable life insurance contracts in Treas. Reg. Section 1.817-5(b)(3)(i) in satisfying the diversification requirements of Section 817(h) of the Code.
5.  The current Schedule 1.1 to the Agreement is replaced and superseded with the Schedule 1.1 attached hereto; and
6.   All defined terms and definitions in the Agreement shall be the same in this amendment except as specifically revised by this amendment.

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IN WITNESS WHEREOF, the Parties hereto have caused this amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

Company:

TRANSAMERICA LIFE INSURANCE COMPANY

By: /s/ Barbara A Scoles Name:Barbara A. Scoles Title: Assistant Vice President

Fund:

DFA INVESTMENT DIMENSIONS GROUP INC.

By: /s/ Jeff J. Jeon Name:Jeff J. Jeon Title: Vice President

Adviser:

DIMENSIONAL FUND ADVISORS LP
By: Dimensional Holdings Inc., general partner
By: /s/ Kenneth M. Manell Name:Kenneth M. Manell Title: Vice President

DFAS:

DFA SECURITIES LLC

By: /s/ Carolyn O Name: Carolyn O Title: Vice President
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Schedule 1.1

VA U.S. Targeted Value Portfolio
VA U.S. Large Value Portfolio
VA International Value Portfolio
VA International Small Portfolio
VA Short-Term Fixed Portfolio
VA Global Bond Portfolio
VIT Inflation-Protected Securities Portfolio- (only available for purchase by variable life insurance contract accounts)

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